Exhibit 1.1
CENTERPOINT ENERGY RESOURCES CORP.
$250,000,000 4.50% Senior Notes due 2021
$300,000,000 5.85% Senior Notes due 2041
Purchase Agreement
January 4, 2011
RBS Securities Inc.
600 Washington Blvd.
Stamford, Connecticut 06901
Merrill Lynch, Pierce, Fenner & Smith
                       Incorporated
One Bryant Park
New York, New York 10036
RBC Capital Markets, LLC
Three World Financial Center
200 Vesey Street
New York, New York 10281
SunTrust Robinson Humphrey, Inc.
3333 Peachtree Street, 11th Floor
Atlanta, Georgia 30326
as the Representatives of the several Initial Purchasers
Ladies and Gentlemen:
          CenterPoint Energy Resources Corp., a Delaware corporation (the “Company”), confirms, subject to the terms and conditions stated herein, its agreement to issue and sell to the several Initial Purchasers named in Schedule I hereto (the “Initial Purchasers”) $250,000,000 aggregate principal amount of its 4.50% Senior Notes due 2021 (the “2021 Notes”) and $300,000,000 aggregate principal amount of its 5.85% Senior Notes due 2041 (the “2041 Notes” and together with the 2021 Notes, the “Notes”) to be issued pursuant to an Indenture dated as of February 1, 1998 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee”) and a Supplemental Indenture No. 14 to the Base Indenture dated as of January 11, 2011 (the “Supplemental Indenture” and, together with the Base Indenture and any amendments or supplements thereto, the “Indenture”), between the Company and the Trustee.
          The Notes will be offered and sold to the several Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon an exemption therefrom. The Company has prepared a preliminary offering memorandum, subject to completion, dated January 4, 2011, including the documents incorporated therein by reference as of the date thereof (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum, dated January 4, 2011, including the documents incorporated therein by reference as of the date of this Agreement (the “Offering Memorandum”) setting forth information concerning the Company and the Notes. The Preliminary Offering Memorandum and the pricing term sheet contained in Schedule II (the “Pricing Supplement”) taken together as of the Applicable Time (as described herein) are herein referred to as the “Pricing Disclosure Package.” “Applicable Time” means 3:15 p.m. (New York City time) on the date of this Agreement. “Supplemental Marketing Materials” means any information contained in any “road show” (as defined in Rule 433 under the 1933 Act) prepared by or on behalf of the Company. Copies of the Preliminary Offering Memorandum have been and copies of the Offering Memorandum will be delivered by the Company to the Initial Purchasers pursuant to the terms of this Agreement. Any reference herein to the terms “amend”, “amendment” or “supplement” with respect to the Preliminary Offering Memorandum or Offering Memorandum shall be deemed to refer to and include, without limitation, the filing of any document after the date hereof under the Securities Exchange Act of 1934, as amended (the “1934 Act”), deemed to be incorporated by reference therein. The Company hereby confirms that it has authorized the use of the Pricing Disclosure Package, any Supplemental Marketing Materials and the Offering Memorandum in connection with the offering and resale of the Notes by the Initial Purchasers in accordance with Section 2 herein.
          Each Initial Purchaser has advised the Company that if such Initial Purchaser makes offers of the Notes purchased hereunder, the offers will be made on the terms set forth in the Pricing Disclosure Package solely to persons whom such Initial Purchaser reasonably believes to be (i) “qualified institutional buyers” (“QIBs”) as defined in Rule 144A under the Securities Act (“Rule 144A”) or (ii) non U.S. persons to whom offers and sales of the Securities may be made in reliance upon the provisions of Regulation S under the Securities Act (“Regulation S”) (such persons collectively being referred to herein as the “Eligible Purchasers,” and sales to Eligible Purchasers by Initial Purchasers being referred to herein as “Exempt Resales”).
          Holders of the Notes (including the Initial Purchasers and their direct and indirect transferees) will be entitled to the benefits of a Registration Rights Agreement, (the “Registration Rights Agreement”) dated as of the Closing Date (as defined herein) pursuant to which the Company will agree to file with the Securities and Exchange Commission (the “Commission”) (i) a registration statement under the 1933 Act (the “Exchange Offer Registration Statement”) registering an issue of securities of the Company (“Exchange Notes”) which are identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and additional interest) and (ii) under certain circumstances, a shelf registration statement pursuant to Rule 415 under the 1933 Act (the “Shelf Registration Statement”).
     1. Representations and Warranties of the Company.
          (a) The Company represents and warrants to, and agrees with, each of the Initial Purchasers, on and as of the date hereof and the Closing Date (as defined in Section 3) that:

               (i) The Pricing Disclosure Package and any Supplemental Marketing Materials, when considered together with the Pricing Disclosure Package, as of the Applicable Time, do not, and the Offering Memorandum, as of its date and on the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with any information furnished in writing by the Representatives on behalf of any Initial Purchaser for use therein;
               (ii) Each document filed or to be filed pursuant to the 1934 Act and incorporated by reference, or deemed to be incorporated by reference in the Preliminary Offering Memorandum or the Offering Memorandum (including, without limitation, any document to be filed pursuant to the 1934 Act which will be incorporated by reference in the Offering Memorandum) conformed or, when so filed, will conform in all material respects to the requirements of the 1934 Act and the applicable rules and regulations of the Commission thereunder, and none of such documents included or, when so filed, will include any untrue statement of a material fact or omitted or, when so filed, will omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
               (iii) Assuming the accuracy of the representations and the warranties of the Initial Purchasers contained in Section 2 herein and their compliance with the agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Notes to the Initial Purchasers and the offer, resale and delivery of the Notes by the Initial Purchasers in the manner contemplated by this Agreement and the Offering Memorandum, to register the Notes under the 1933 Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);
               (iv) The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Pricing Disclosure Package and the Offering Memorandum;
               (v) Each Significant Subsidiary (as defined in Regulation S-X under the 1933 Act) of the Company has been duly formed and is validly existing in good standing under the laws of the jurisdiction of its formation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Disclosure Package and the Offering Memorandum; and each Significant Subsidiary of the Company is duly qualified to do business as a foreign corporation, limited partnership or limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification; all of the issued and outstanding ownership interests of each Significant Subsidiary of the Company have been duly authorized and validly issued in accordance with the organizational documents of such Significant Subsidiary; and the ownership interests of each Significant Subsidiary owned by the Company, directly or through subsidiaries, are owned free from liens, encumbrances and defects;

               (vi) This Agreement has been duly authorized, executed and delivered by the Company;
               (vii) The Registration Rights Agreement has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification or contribution obligations thereunder may be limited under applicable laws; and the Registration Rights Agreement conforms to the description thereof in the Pricing Disclosure Package and the Offering Memorandum;
               (viii) The Notes and the Indenture have been duly authorized by the Company and, when the Supplemental Indenture has been duly executed and delivered by the Company in accordance with its terms, and assuming the valid execution and delivery thereof by the Trustee, the Indenture will constitute, and, in the case of the Notes, when they are executed and delivered by the Company, paid for pursuant to this Agreement and the Indenture and duly authenticated and delivered by the Trustee, the Notes will, on the Closing Date, constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); the Notes when delivered by the Company, paid for pursuant to this Agreement and the Indenture and duly authenticated and delivered by the Trustee, will be entitled to the benefits of the Indenture; and the Indenture and the Notes conform to the descriptions thereof in the Pricing Disclosure Package and the Offering Memorandum;
               (ix) The Exchange Notes have been duly authorized by the Company and, when executed by the Company and duly authenticated by the Trustee in accordance with the Indenture and delivered in accordance with the Registration Rights Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and will be entitled to the benefits of the Indenture; and the Exchange Notes will conform to the description thereof in the Pricing Disclosure Package and the Offering Memorandum;
               (x) The issuance by the Company of the Notes, the compliance by the Company with all of the applicable provisions of this Agreement, the Notes, the Indenture and the Registration Rights Agreement (collectively, the “Transaction Documents”), and the consummation by the Company of the transactions contemplated herein and therein (a) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound or to which any of the property or assets of the Company or any subsidiary is subject, which conflict, breach, violation, or default would individually, or in the aggregate, have a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole (“Material Adverse Effect”); and (b) will not result in any violation of the provisions of the Certificate of Incorporation or By-laws or other organizational documents of the Company, the charter, by-laws or other organizational documents of any subsidiary of the Company or any existing statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company’s or any of its or its subsidiaries’ properties;
               (xi) No consent, approval, authorization, order, filing, registration or qualification of or with any court or governmental agency or body under any statute, judgment, order, decree, rule or regulation is required for the issuance of the Notes or the consummation by the Company of the transactions contemplated by each Transaction Document to which it is a party, except filings of Current Reports on Form 8-K which may be required by the 1934 Act and such consents, approvals, authorizations, filings, registrations or qualifications (i) which are required pursuant to the Registration Rights Agreement and (ii) as may be required to be obtained or made under applicable state securities laws or “blue sky” laws;
               (xii) The Company and its subsidiaries possess certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect;
               (xiii) Except as disclosed in the Pricing Disclosure Package and the Offering Memorandum, neither the Company nor any of its subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which has a reasonable possibility of leading to such a claim;
               (xiv) Except as disclosed in the Pricing Disclosure Package and the Offering Memorandum, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under the Transaction Documents, or which are otherwise material in the context of the sale of the Notes; and no such actions, suits or proceedings are threatened or, to the Company’s knowledge, contemplated;

               (xv) The financial statements included or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the Pricing Disclosure Package and the Offering Memorandum, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis;
               (xvi) Since the date of the latest audited financial statements incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum and except as disclosed in the Pricing Disclosure Package and the Offering Memorandum there has been no material adverse change in the business, financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole, and there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its equity interests;
               (xvii) The Company maintains a system of internal accounting controls and maintains disclosure controls and procedures in conformity with the requirements of the 1934 Act and is otherwise in compliance in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith;
               (xviii) The Notes satisfy the eligibility requirements of Rule 144A(d)(3) under the 1933 Act;
               (xix) Deloitte & Touche LLP, who have certified certain financial statements of the Company and its subsidiaries, are an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the 1933 Act;
               (xx) The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Offering Memorandum under the caption “Use of Proceeds,” will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);
               (xxi) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary for similarly situated companies in the businesses in which they are engaged;
               (xxii) The operations of the Company and its subsidiaries are and, since January 1, 2006, have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened;
               (xxiii) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC;
               (xxiv) Neither the Company nor its affiliates have, directly or through an agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as such term is defined in the 1933 Act), which is or will be integrated with the sale of the Notes in a manner that will require registration of the Notes under the 1933 Act;
               (xxv) Neither the Company nor its affiliates nor person acting on its or their behalf (other than the Initial Purchasers as to whom the Company makes no representation in this paragraph (xxvi)) has engaged or will engage in any directed selling efforts (as such term is defined in Regulation S) with respect to the Notes, and all such persons have complied and will comply with the offering restrictions requirements of Regulation S to the extent applicable;
               (xxvi) None of the Company, its affiliates or any person acting on its or their behalf (other than the Initial Purchasers as to whom the Company makes no representation in this paragraph (xxvii)) has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D), in connection with the offering of the Notes in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act; and
               (xxvii) The Company is eligible to register debt securities on Form S-3.
     2. Representations, Warranties and Agreements by Initial Purchasers; Resale by Initial Purchasers.
          (a) Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a QIB.
          (b) Each of the Initial Purchasers hereby agrees (as to itself only) with the Company that (i) it has not and will not solicit offers for, or offer or sell, the Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the 1933 Act) or in any manner involving a public offering within the meaning of Section 4(2) of the 1933 Act; and (ii) it has and will solicit offers for the Notes only from, and will offer the Notes only to (A) persons whom the Initial Purchasers reasonably believe to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to the Initial Purchasers that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A and (B) in the case of offers outside the United States, to persons other than U.S. persons (“non-U.S. purchasers,”

which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for non-U.S. beneficial owners (other than an estate or trust)); provided, however, that, in the case of this clause (B), in purchasing such Notes such persons are deemed to have represented and agreed as provided under the caption “Transfer Restrictions” contained in the Pricing Disclosure Package and the Offering Memorandum.
          (c) Each of the Initial Purchasers understands that the Notes have not been and will not be registered under the 1933 Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act. Each Initial Purchaser agrees that it has not offered or sold, and will not offer or sell, any Notes constituting part of its allotment within the United States except in accordance with Rule 903 of Regulation S or Rule 144A. Accordingly, neither the Initial Purchasers nor their affiliates nor any persons acting on their behalf have engaged or will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Notes.
     3. Sale and Delivery.
          (a) Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Initial Purchasers, severally and not jointly, and each of the Initial Purchasers agrees severally and not jointly, to purchase from the Company, the principal amount of the Notes set forth in Schedule I opposite the name of such Initial Purchaser (plus an additional amount of Notes that such Initial Purchaser may become obligated to purchase pursuant to the provisions of Section 9 hereof) at a price equal to 99.278% of the principal amount of 2021 Notes and 99.054% of the principal amount of 2041 Notes, plus accrued interest, if any, from January 11, 2011 to the Closing Date.
          (b) The Notes of each series to be purchased by each Initial Purchaser hereunder will be represented by one or more registered global notes in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Notes to RBS Securities Inc. (“RBS”), acting on behalf of the Initial Purchasers for the account of each Initial Purchaser, against payment by or on behalf of such Initial Purchaser of the amount therefor, as set forth above, by wire transfer of Federal (same day) funds to a commercial bank account located in the United States and designated in writing at least forty-eight hours prior to the Closing Date by the Company to RBS, by causing DTC to credit the Notes to the account of RBS, at DTC. The Company will cause the global certificates representing the Notes to be made available to RBS Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc., as joint-book running managing initial purchasers (together, the “Representatives”), acting on behalf of the Initial Purchasers, for checking at least twenty-four hours prior to the Closing Date at the office of DTC or its designated custodian (the “Designated Office”). The time and date of such delivery and payment shall be 9:30 a.m., New York City time, on January 11, 2011 or such other time and date as the Representatives and the Company may agree upon in writing. Such time and date are herein called the “Closing Date.”
          (c) The documents to be delivered on the Closing Date by or on behalf of the parties hereto pursuant to Section 7 hereof, including the cross-receipt for the Notes and any additional certificates requested by the Initial Purchasers pursuant to Section 7 hereof, will be delivered at such time and date at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas 77002-4995 or such other location as the Representatives and the Company may agree in writing (the “Closing Location”), and the Notes will be delivered at the Designated Office, all on the Closing Date. A meeting will be held at the Closing Location at 1:00 p.m., New York City time or at such other time as the Representatives and the Company may agree in writing, on the New York Business Day next preceding the Closing Date, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 3, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.
     4. Free Writing Communications
          (a) The Company represents and agrees that, unless it obtains prior written consent of the Representatives, and each Initial Purchaser represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Notes that would constitute a written communication (as such term is defined in Rule 405 of the 1933 Act) that constitutes an offer to sell or a solicitation of an offer to buy the Notes (other than the Pricing Disclosure Package, the Offering Memorandum and, in the case of the Initial Purchasers, a communication that contains information describing the preliminary or final terms of the Notes or the offering thereof).
          (b) The Company and the Representatives consent to the use by any Initial Purchaser of the Pricing Supplement set forth in Schedule II hereto.
     5. Covenants and Agreements.
          The Company covenants and agrees with the several Initial Purchasers that:
          (a) The Company will advise the Representatives promptly of any proposal to amend or supplement the Pricing Disclosure Package or the Offering Memorandum or any Supplemental Marketing Materials and will not effect such amendment or supplement without the Representatives’ consent (such consent not to be unreasonably withheld, conditioned or delayed). If, at any time prior to the completion of the resale of the Notes by the Initial Purchasers, any event occurs as a result of which the Pricing Disclosure Package or the Offering Memorandum or any Supplemental Marketing Materials as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company promptly will notify the Representatives of such event and promptly will prepare, at its own expense, an amendment or supplement which will correct such statement or omission (subject to the approval of the Representatives as set forth in the preceding sentence). Neither the Representatives’ consent to, nor the Initial Purchasers’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7.

          (b) The Company will furnish to the Representatives copies of the Preliminary Offering Memorandum, the Offering Memorandum and any Supplemental Marketing Materials and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request. So long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the 1933 Act, the Company will furnish to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the 1933 Act (“Additional Issuer Information”), unless such Additional Issuer Information is contained, at the time of such request, in documents filed with the Commission pursuant to Section 13 or 15(d) of the 1934 Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.
          (c) The Company will, at its expense, use reasonable efforts (i) to arrange for the qualification of the Notes for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as the Initial Purchasers shall reasonably request and (ii) continue such qualifications in effect so long as required for the resale of the Notes by the Initial Purchasers, provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or subject itself to taxation in any jurisdiction where it is not now so subject. The Company will advise the Representatives promptly of the suspension of qualification of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or the initiation or threat of any proceeding for any such purpose, in each case of which the Company receives notice. In the event of the issuance of any order suspending such qualification or exemption, the Company shall use commercially reasonable efforts to obtain the withdrawal thereof at the earliest possible moment.
          (d) During the period beginning on the date of this Agreement and continuing to and including the Closing Date, the Company will not offer, sell, contract to sell or otherwise distribute any Notes, any security convertible into or exchangeable into or exercisable for Notes or any other debt securities substantially similar to the Notes (except for the Notes issued pursuant to this Agreement and the Notes which would be issuable pursuant to the exchange offer described in the Preliminary Offering Memorandum and the Offering Memorandum), without the prior written consent of the Representatives.
          (e) The Company will not at any time offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) of the 1933 Act or the safe harbor of Regulation S thereunder to cease to be applicable to the offer and sale of the Notes.
          (f) None of the Company, its affiliates or any person acting on its or any of their behalf (no covenant is made as to the Initial Purchasers) will engage, in connection with the offering of the Notes, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

          (g) In connection with the registration of the Notes pursuant to the Registration Rights Agreement, the Company will qualify the Indenture under the Trust Indenture Act and will enter into any necessary supplemental indentures in connection therewith.
          (h) During the period of one year after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the 1933 Act) to resell any of the Notes which constitute “restricted securities” under Rule 144 that have been reacquired by them.
          (i) The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, under the 1934 Act or otherwise, the stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Notes.
     6. Expenses.
          The Company covenants and agrees with the several Initial Purchasers that the Company will pay or cause to be paid the following costs and expenses: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Notes; (ii) the costs incident to the authorization, issuance, sale preparation and delivery of the Notes and any taxes payable in that connection; (iii) the costs incident to the preparation, printing and distribution of the Pricing Disclosure Package, the Offering Memorandum and any Supplemental Marketing Materials and any amendments or supplements thereto and the mailing and delivery of the copies thereof to the Initial Purchasers; (iv) the costs of preparing, reproducing and distributing each of the Transaction Documents; (v) all reasonable expenses in connection with the qualification of the Notes for offering and sale under state securities laws as provided in Section 5(c) hereof, including the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys; (vi) any fees charged by rating services for rating the Notes; (vii) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture; (viii) costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Notes including, without limitation, any travel expenses of the Company’s officers and employees; and (ix) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 8 and 11 hereof, the Initial Purchasers will pay all of their own costs and expenses, including the reasonable fees, disbursements and expenses of counsel for the Initial Purchasers (except as described in 6(v) above).
     7. Conditions of Initial Purchasers’ Obligations.
          The obligations of the several Initial Purchasers hereunder shall be subject to the accuracy, at and (except as otherwise stated herein) as of the date hereof and at and as of the Closing Date, of the representations and warranties made herein by the Company, to compliance at and as of the Closing Date by the Company with its covenants and agreements herein contained and the other provisions hereof to be satisfied at or prior to the Closing Date, and to the following additional conditions:
          (a) Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change in the business, financial condition, prospects or results of operations of the Company and its subsidiaries taken as one enterprise which, in the reasonable judgment of the Representatives, is material and adverse and makes it impractical to proceed with completion of the offering or the sale of and payment for the Notes on the terms set forth herein; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined under the 1934 Act), or any public announcement that any such organization has newly placed under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or on the over-the-counter market or any suspension of trading of any securities of Centerpoint Energy, Inc. on any exchange or in the over-the-counter market; (iv) any general moratorium on commercial banking activities declared by U.S. Federal or New York State authorities; (v) any major disruption of settlements of securities or clearance services in the United States or (vi) any act of terrorism in the United States, any attack on, outbreak or escalation of hostilities involving the United States, any declaration of war by Congress or any other national or international calamity or crisis if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or crisis on the financial markets makes it impractical to proceed with completion of the offering or sale of and payment for the Notes on the terms set forth herein.
          (b) Dewey & LeBoeuf LLP, counsel for the Initial Purchasers, shall have furnished to you such opinion or opinions, dated the Closing Date, with respect to such matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.
          (c) Scott Rozzell, Esq., Executive Vice President and General Counsel of the Company, or Rufus S. Scott, Esq., Senior Vice President and Deputy General Counsel of the Company, shall have furnished to you his written opinion, dated the Closing Date, in form and substance satisfactory to you, to the effect that:
               (i) The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware and has corporate power and authority to own its properties and conduct its business as described in the Pricing Disclosure Package and the Offering Memorandum and to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Indenture, the Notes and the Exchange Notes and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
               (ii) Each Significant Subsidiary of the Company has been duly formed and is validly existing in good standing under the laws of the jurisdiction of its formation, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Disclosure Package and the Offering Memorandum; and each Significant Subsidiary of the Company is duly qualified to do business as a foreign corporation, limited partnership or limited liability company in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; all of the issued and outstanding ownership interests of each Significant Subsidiary of the Company have been duly authorized and validly issued in accordance with the organizational documents of such Significant Subsidiary; and the ownership interests of each Significant Subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects;
               (iii) No consent, approval, authorization or other order of, or registration with, any governmental regulatory body (other than (a) various approvals and filings with the Commission required under the 1933 Act and the Trust Indenture Act in connection with transactions contemplated under the Registration Rights Agreement and (b) such as may be required under applicable state securities laws, as to which such counsel need not express an opinion) is required for the issuance and sale of the Notes being delivered at the Closing Date or for the consummation by the Company of the transactions contemplated by this Agreement, the Registration Rights Agreement, the Indenture and the Notes;
               (iv) To such counsel’s knowledge and other than as set forth or contemplated in the Pricing Disclosure Package and the Offering Memorandum, there are no legal or governmental proceedings pending or threatened to which the Company is subject, which, individually or in the aggregate, have a reasonable possibility of having a Material Adverse Effect;
               (v) The execution, delivery and performance by the Company of this Agreement, the Indenture and the Registration Rights Agreement and the issuance and sale of the Notes and the Exchange Notes, will not result in the breach or violation of, or constitute a default under, (a) the Certificate of Incorporation, the Bylaws or other organizational documents of the Company, each as amended to date, (b) any indenture, mortgage, deed of trust or other agreement or instrument for borrowed money to which the Company is a party or by which it is bound or to which its property is subject or (c) any law, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or its property, in any manner which, in the case of clause (b), individually or in the aggregate, would have a Material Adverse Effect; and
               (vi) The description of statutes and regulations set forth in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 under the captions “Business—Regulation” and “Business—Environmental Matters,” and those described elsewhere in the Pricing Disclosure Package and the Offering Memorandum, fairly describe in all material respects the portions of the statutes and regulations addressed thereby.
          (d) Baker Botts L.L.P., counsel for the Company, shall have furnished to you their written opinion, dated the Closing Date, in form and substance satisfactory to you, to the effect that:

               (i) The statements set forth in the Pricing Supplement and under the caption “Description of the Notes” and “Registration Rights” in the Pricing Disclosure Package and the Offering Memorandum insofar as they purport to constitute summaries of certain terms of the Notes, the Exchange Notes, the Indenture and the Registration Rights Agreement accurately summarize in all material respects the terms of such documents;
               (ii) The Indenture and the Notes conform, as to legal matters in all material respects to the descriptions thereof contained in the Pricing Disclosure Package and the Offering Memorandum, including, without limitation, the description under the caption “Description of the Notes”;
               (iii) The Notes are in the form prescribed in or pursuant to the Indenture, have been duly and validly authorized by all necessary corporate action on the part of the Company and, when duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor pursuant to the terms of this Agreement, will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits afforded by the Indenture, except as such enforceability and entitlement are subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other law relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing;
               (iv) The Exchange Notes have been duly and validly authorized by all necessary corporate action on the part of the Company and, when duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered in exchange for the Notes pursuant to the terms of the Registration Rights Agreement, will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits afforded by the Indenture, except as such enforceability and entitlement are subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other law relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing;
               (v) The execution and delivery of the Indenture have been duly and validly authorized by all necessary corporate action on the part of the Company; the Indenture has been duly and validly executed and delivered by the Company; the Indenture constitutes a valid and binding instrument enforceable against the Company in accordance with its terms, except as such enforceability is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other law relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealings;
               (vi) The Registration Rights Agreement has been duly authorized by all necessary corporate action on the part of the Company; the Registration Rights Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties thereto) constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other law relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealings and except as the indemnification or contribution obligations thereunder may be limited under applicable laws;
               (vii) The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary corporate action on the part of the Company, and this Agreement has been duly executed and delivered by the Company;
               (viii) Assuming (a) the accuracy of the representations and warranties and compliance with the agreements of the Company and the Initial Purchasers contained in the Agreement, (b) the compliance by the Initial Purchasers with the offering and transfer procedures and restrictions described in the Pricing Disclosure Package and (c) the accuracy of the representations and warranties deemed to be made in accordance with the transfer procedures and restrictions described in the Pricing Disclosure Package by the purchasers to whom the Initial Purchasers initially resell the Notes, it is not necessary in connection with the offer, sale and delivery of the Notes in the manner contemplated by this Agreement and the Offering Memorandum to register the Notes under the 1933 Act or to qualify the Indenture under the Trust Indenture Act;
               (ix) The Company is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Pricing Disclosure Package and the Offering Memorandum, will not be an “investment company” as defined in the Investment Company Act; and
               (x) Although the discussion set forth in the Pricing Disclosure Package and the Offering Memorandum under the heading “Certain U.S. Federal Income Tax Considerations” does not purport to discuss all possible United States Federal tax consequences of the purchase, ownership, and disposition of the Notes, in such counsel’s opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States Federal income tax consequences of the ownership of the Notes and the disposition of the Notes by the holders addressed therein, based upon current law and subject to the qualifications set forth therein.
          In addition, such counsel shall state that such counsel has reviewed the Pricing Disclosure Package and the Offering Memorandum and has participated in conferences with officers and other representatives of the Company, with representatives of the Company’s independent public accounting firm and with the Initial Purchasers and their counsel, at which the contents of the Pricing Disclosure Package, the Offering Memorandum and related matters were discussed. The purpose of their professional engagement was not to establish or confirm factual matters set forth in the Pricing Disclosure Package or the Offering Memorandum, and they have not undertaken to verify independently any of the factual matters in such documents. Moreover, many of the determinations required to be made in the preparation of the Pricing

Disclosure Package and the Offering Memorandum involve matters of a non-legal nature. Accordingly, they are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements included in, the Pricing Disclosure Package and the Offering Memorandum (except to the extent stated in paragraphs (i), (ii) and (x) above). Subject to the foregoing and on the basis of the information they gained in the course of performing the services referred to above, they advise the Initial Purchasers that:
i	each document incorporated by reference in the Preliminary Offering Memorandum and the Offering Memorandum, as originally filed pursuant to the 1934 Act, appears on its face to be appropriately responsive in all material respects to the requirements of the 1934 Act and the rules and regulations of the Commission thereunder.

ii	nothing came to their attention that caused them to believe that:
a)	the Pricing Disclosure Package, as of the Applicable Time, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading

b)	the Offering Memorandum, as of its date and as of the Closing Date, included or includes any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
it being understood that in each case they have not been asked to, and do not, express any belief with respect to the financial statements and schedules or other financial, accounting or statistical information contained or included or incorporated by reference therein or omitted therefrom.
          (e) At the time of execution of this Agreement, Deloitte & Touche LLP shall have furnished to you a letter dated the date of such execution, substantially in the form heretofore supplied and deemed satisfactory to you.
          (f) At the Closing Date, Deloitte & Touche LLP shall have furnished you a letter, dated the Closing Date, to the effect that such accountants reaffirm, as of the Closing Date and as though made on the Closing Date, the statements made in the letter furnished by such accountants pursuant to paragraph (e) of this Section 7, except that the specified date referred to in such letter will be a date not more than three business days prior to the Closing Date.
          (g) The Company shall have furnished or caused to be furnished to you at the Closing Date certificates of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers, to the best of their knowledge after reasonable investigation, shall state that (i) the representations and warranties of the Company in this Agreement are true and correct, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, (iii) subsequent to the date of the most recent financial statements in the Pricing Disclosure Package and the Offering Memorandum, there has been no material adverse change in the business, financial condition, prospects or results of operations of the Company and its subsidiaries taken as a whole except as set forth in or contemplated by the Pricing Disclosure Package and the Offering Memorandum or as described in such certificate and (iv) as to such other matters as you may reasonably request.
          (h) The Offering Memorandum (and any amendments or supplements thereto) shall have been prepared and copies distributed to the Initial Purchasers as promptly as practicable on or following the date of this Agreement or such other date and time as to which the Initial Purchasers may agree.
          (i) No stop order suspending the sale of the Notes in any jurisdiction shall have been issued or be in effect and no proceeding for that purpose shall have been commenced or shall be pending before or threatened by the Commission.
          (j) No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would as of the Closing Date, prevent the issuance or the sale of the Notes; and no injunction, restraining order or order of any other nature by any court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Notes.
          (k) At the Closing Date, the Company shall have furnished to the Initial Purchasers an executed counterpart of the Registration Rights Agreement.
          (l) The Notes shall be eligible for clearance and settlement through DTC.
          The Company will furnish the Initial Purchasers with such conformed copies of the opinions, certificates, letters and documents required herewith as the Initial Purchasers reasonably request.
     8. Indemnification and Contribution.
          (a) The Company agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, the directors and officers of each Initial Purchaser and each person, if any, who controls each Initial Purchaser within the meaning of the 1933 Act or the 1934 Act, against any and all losses, claims, damages, liabilities or expenses (including the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith as such expenses are incurred), joint or several, which may be based upon either the 1933 Act, or the 1934 Act, or any other statute or at common law, on the ground or alleged ground that the Preliminary Offering Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any Supplemental Marketing Materials (or any such document, as from time to time amended, or deemed to be amended, supplemented or modified), includes or allegedly includes an untrue statement of material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon, and in conformity with, written information furnished to the Company by any Initial Purchaser through the Representatives specifically for use in the preparation thereof, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below; provided that in no case is the Company to be liable with respect to any claims made against any Initial Purchaser, any affiliate or any such director, officer or controlling person (an “Indemnified Party”) unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party, but failure to notify the Company of any such claim (i) shall not relieve the Company from liability under this paragraph unless and to the extent the Company did not otherwise learn of such claim and such failure results in the forfeiture by the Company of substantial rights and defenses and (ii) shall not relieve the Company from any liability which it may have to such Indemnified Party otherwise than on account of the indemnity agreement contained in this paragraph.
          The Company will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if the Company elects to assume the defense, such defense shall be conducted by counsel chosen by it; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. In the event that the Company elects to assume the defense of any such suit and retains such counsel, the Indemnified Party, defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Company shall have specifically authorized the retaining of such counsel or (ii) the parties to such suit include the Indemnified Party and the Indemnified Party and the Company have been advised by such counsel that one or more legal defenses may be available to it or them which may not be available to the Company, in which case the Company shall not be entitled to assume the defense of such suit on behalf of such Indemnified Party, notwithstanding its obligation to bear the reasonable fees and expenses of such counsel, it being understood, however, that the Company shall not, in connection with any one such suit or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and not more than one local counsel) at any time for all such Indemnified Parties, which firm shall be designated in writing by the Representatives. The Company shall not be liable to indemnify any person for any settlement of any such claim effected without the Company’s prior written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of the Indemnified Party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any Indemnified Party is or could have been a party and indemnity was or could have been sought hereunder by such Indemnified Party, unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. This indemnity agreement will be in addition to any liability which the Company might otherwise have.
          (b) Each Initial Purchaser agrees severally and not jointly to indemnify and hold harmless the Company, each of the Company’s directors, and each person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages, liabilities or expenses (including the reasonable cost of investigating and defending against any claims therefor and counsel fees incurred in connection therewith as such expenses are incurred), joint or several, which may be based upon the 1933 Act, or any other statute or at common law, on the ground or alleged ground that the Preliminary Offering

Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any Supplemental Marketing Materials (or any such document, as from time to time amended, or deemed to be amended, supplemented or modified) includes or allegedly includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, but only insofar as any such statement or omission was made in reliance upon, and in conformity with, written information furnished to the Company by any Initial Purchaser through the Representatives specifically for use in the preparation thereof, it being understood and agreed that the only such information furnished by any Initial Purchaser consists of the following information in the Preliminary Offering Memorandum and the Offering Memorandum, (i) the information in the third paragraph, the third and fourth sentences of the fifth paragraph and the sixth paragraph under the heading “Plan of Distribution”; provided that in no case is such Initial Purchaser to be liable with respect to any claims made against the Company or any such director or controlling person unless the Company or any such director or controlling person shall have notified such Initial Purchaser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Company or any such director or controlling person, but failure to notify such Initial Purchaser of any such claim (i) shall not relieve such Initial Purchaser from liability under this paragraph unless and to the extent such Initial Purchaser did not otherwise learn of such action and such failure results in the forfeiture by such Initial Purchaser of substantial rights and defenses and (ii) shall not relieve such Initial Purchaser from any liability which it may have to the Company or any such director or controlling person otherwise than on account of the indemnity agreement contained in this paragraph. Such Initial Purchaser will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if such Initial Purchaser elects to assume the defense, such defense shall be conducted by counsel chosen by it. In the event that such Initial Purchaser elects to assume the defense of any such suit and retain such counsel, the Company or such director or controlling person, defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) such Initial Purchaser shall have specifically authorized the retaining of such counsel or (ii) the parties to such suit include the Company or any such director or controlling person and the Company or such director or controlling person and such Initial Purchaser have been advised by such counsel that one or more legal defenses may be available to it or them which may not be available to such Initial Purchaser, in which case such Initial Purchaser shall not be entitled to assume the defense of such suit on behalf of the Company or such director or controlling person, notwithstanding its obligation to bear the reasonable fees and expenses of such counsel, it being understood, however, that such Initial Purchaser shall not, in connection with any one such suit or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (and not more than one local counsel) at any time for all of the Company and any such director or controlling person, which firm shall be designated in writing by the Company. Such Initial Purchaser shall not be liable to indemnify any person for any settlement of any such claim effected without such Initial Purchaser’s prior written consent, which consent shall not be unreasonably withheld. This indemnity agreement will be in addition to any liability which such Initial Purchaser might otherwise have.

          (c) If the indemnification provided for in this Section 8 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Initial Purchasers from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (c) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (c). Notwithstanding the provisions of this subsection (c), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes purchased by it were resold exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations in this subsection (c) to contribute are several in proportion to their respective purchase obligations and not joint.
     9. Substitution of Initial Purchasers.
          If any Initial Purchaser shall default in its obligation to purchase the Notes which it has agreed to purchase hereunder and the aggregate principal amount of such Notes which such defaulting Initial Purchaser agreed but failed to purchase does not exceed 10% of the total principal amount of Notes, the non-defaulting Initial Purchasers may make arrangements satisfactory to the Company for the purchase of the aggregate principal amount of such Notes by other persons, including any of the non-defaulting Initial Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Initial Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Notes that such defaulting Initial Purchaser agreed but failed to purchase. If any Initial Purchaser or Initial Purchasers shall so default and the aggregate principal amount of Notes with respect to which such default or defaults occur exceeds 10% of the total principal amount of Notes and arrangements satisfactory to the non-defaulting Initial Purchasers and the Company for the purchase of such Notes by other persons are not made within 36 hours after such default, this Agreement will terminate.
          If the non-defaulting Initial Purchaser or Initial Purchasers or substituted initial purchaser or initial purchasers are required hereby or agree to take up all or part of the Notes of the defaulting Initial Purchaser as provided in this Section 9, (i) the Company shall have the right to postpone the Closing Date for a period of not more than five full business days, in order that the Company may effect whatever changes may thereby be made necessary in the Pricing Disclosure Package or Offering Memorandum or in any other documents or arrangements, and (ii) the respective aggregate principal amount of Notes which the non-defaulting Initial Purchasers or substituted purchaser or purchasers shall thereafter be obligated to purchase shall be taken as the basis of their underwriting obligation for all purposes of this Agreement. Nothing herein contained shall relieve any defaulting Initial Purchaser of its liability to the Company or the non-defaulting Initial Purchasers for damages occasioned by its default hereunder. Any termination of this Agreement pursuant to this Section 9 shall be without liability on the part of the non-defaulting Initial Purchasers or the Company, other than as provided in Section 8 and Section 11.
     10. Survival of Indemnities, Representations, Warranties, etc.
          The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Initial Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Initial Purchaser or any controlling person of any Initial Purchaser, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Notes.
     11. Termination.
          If this Agreement shall be terminated pursuant to Section 9 or if for any reason the purchase of the Notes by the Initial Purchasers is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 6 and the respective obligations of the Company and the Initial Purchasers pursuant to Section 8 shall remain in effect. If the purchase of the Notes by the Initial Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9, the Company will reimburse the Initial Purchasers for fees and disbursements of counsel reasonably incurred by them in connection with the offering of the Notes and, unless the termination is pursuant to Section 7(a)(iii)(other than with respect to the securities of Centerpoint Energy, Inc.), (iv), (v) or (vi), for all out-of-pocket expenses reasonably incurred by them in connection with the offering of the Notes.
     12. Notices.
          In all dealings hereunder, the Representatives shall act on behalf of each of the Initial Purchasers, and the parties hereto shall be entitled to act and rely upon any statement,

request, notice or agreement on behalf of any Initial Purchaser made or given by the Representatives.
          All statements, requests, notices and agreements hereunder shall be in writing, and (i) if to the Initial Purchasers shall be delivered or sent by mail, telex or facsimile transmission to the Initial Purchasers in care of RBS Securities Inc., 600 Washington Boulevard, Stamford, Connecticut 06901, Attention: Debt Capital Markets Syndicate, Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, NY1-100-18-03, New York, New York, 10036, Attention: High Grade Transaction Management/Legal, RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, New York, New York 10036, Attention: Vincent Nguyen, Debt Capital Markets and SunTrust Robinson Humphrey, Inc., 3333 Peachtree Street, 11th Floor, Atlanta, Georgia 30326, Attention: Investment Grade Debt Capital Markets; and (ii) if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the Company in care of CenterPoint Energy Resources Corp., 1111 Louisiana Street, Houston, Texas 77002, Attention: Rufus Scott (facsimile number: 713-207-0490). Any such statements, requests, notices or agreements shall take effect upon receipt thereof.
     13. Successors.
          This Agreement shall inure to the benefit of and be binding upon the several Initial Purchasers and the Company and their respective successors and the directors and controlling persons referred to in Section 8 of this Agreement. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person other than the persons mentioned in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be, and being, for the sole and exclusive benefit of such persons and for the benefit of no other person; except that the representations, warranties, covenants, agreements and indemnities of the Company contained in this Agreement shall also be for the benefit of the person or persons, if any, who control any Initial Purchaser within the meaning of the 1933 Act or the 1934 Act, and the representations, warranties, covenants, agreements and indemnities of the several Initial Purchasers shall also be for the benefit of each director of the Company and the person or persons, if any, who control the Company within the meaning of the 1933 Act.
     14. Relationship
          The Company acknowledges and agrees that (i) the purchase and sale of the Notes pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Initial Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Initial Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Initial Purchasers, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.
     15. Applicable Law.
          This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
          The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     16. Counterparts.
          This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or any other rapid transmission device designed to produce a written record of the communication transmitted shall be as effective as delivery of a manually executed counterpart thereof.

          If the foregoing is in accordance with your understanding, please sign and return to us seven (7) counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Initial Purchasers, this letter and such acceptance hereof shall constitute a binding agreement between each of the Initial Purchasers and the Company. It is understood that your acceptance of this letter on behalf of each of the Initial Purchasers is pursuant to the authority set forth in a form of Agreement among Initial Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours, CENTERPOINT ENERGY RESOURCES CORP.
By:	/s/ Gary L. Whitlock
	Name:	Gary Whitlock
	Title:	Executive Vice President & Chief Financial Officer

Accepted as of the date hereof: RBS Securities Inc.
By:	/s/ Okwudiri Onyedum
	Name:	Okwudiri Onyedum
	Title:	Senior Vice President

Merrill Lynch, Pierce, Fenner & Smith Incorporated
By:	/s/ Keith Harman
	Name:	Keith Harman
	Title:	Managing Director

RBC Capital Markets, LLC
By:	/s/ John Sconzo
	Name:	John Sconzo
	Title:	Managing Director

SunTrust Robinson Humphrey, Inc.
By:	/s/ Christopher S. Grumboski
	Name:	Christopher S. Grumboski
	Title:	Director

For Themselves and as Representatives of the Initial Purchasers Listed on Schedule I

SCHEDULE I

	Principal	Principal
	Amount of 2021	Amount of 2041
Initial Purchaser	Notes	Notes
RBS Securities Inc.	$50,000,000	$60,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	50,000,000	60,000,000
RBC Capital Markets, LLC	50,000,000	60,000,000
SunTrust Robinson Humphrey, Inc.	50,000,000	60,000,000
Comerica Securities, Inc.	12,500,000	15,000,000
Deutsche Bank Securities Inc.	12,500,000	15,000,000
HSBC Securities (USA) Inc.	12,500,000	15,000,000
Scotia Capital (USA) Inc.	12,500,000	15,000,000

Total	$250,000,000	$300,000,000

SCHEDULE II
PRICING SUPPLEMENT
Dated: January 4, 2011

Issuer:	CenterPoint Energy Resources Corp.

Legal Format:	144A/Regulation S with registration rights

Trade Date:	January 4, 2011

Expected Settlement Date:	January 11, 2011
4.500% Senior Notes Due 2021

Size:	$250,000,000

Maturity Date:	January 15, 2021

Coupon:	4.500%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2011

Price to Public:	99.928%

Benchmark Treasury:	2.625% due November 15, 2020

Benchmark Treasury Yield:	3.309%

Spread to Benchmark Treasury:	+ 120 basis points

Re-offer Yield:	4.509%

Make-whole call:	Callable at any time prior to October 15, 2020, in whole or in part, at a “make whole” premium of T + 20 bps; and at any time on or after October 15, 2020, in whole or in part, at 100%, plus, in each case, accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP:	Rule 144A: 15189WAE0
Regulation S: U14088AB1

5.850% Senior Notes Due 2041

Size:	$300,000,000

Maturity Date:	January 15, 2041

Coupon:	5.850%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2011

Price to Public:	99.929%

Benchmark Treasury:	3.875% due August 15, 2040

Benchmark Treasury Yield:	4.405%

Spread to Benchmark Treasury:	+ 145 basis points

Re-offer Yield:	5.855%

Make-whole call:	Callable at any time prior to July 15, 2040, in whole or in part, at a “make whole” premium of T + 20 bps; and at any time on or after July 15, 2040, in whole or in part, at 100%, plus, in each case, accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP:	Rule 144A: 15189WAF7
Regulation S: U14088AC9

Anticipated Ratings:	Moody’s Baa3
Standard & Poor’s BBB
Fitch BBB

Joint Book-Running Managers:	RBS Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBC Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.

Co-Managers:	Comerica Securities, Inc.
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
Scotia Capital (USA) Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). This communication is being distributed to Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act and outside the United States to non-U.S. persons, as defined in Regulation S under the Securities Act.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
RBS Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc. can arrange to send you a copy of the Preliminary Offering Memorandum and the Offering Memorandum (when available) if you request it by calling RBS Securities Inc. toll free at 1-866-884-2071, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, RBC Capital Markets, LLC toll free at 1-866-375-6829 or SunTrust Robinson Humphrey, Inc. toll free at 1-800-685-4786.

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